Exhibit 99.1

NEWS RELEASE

THE DRESS BARN, INC. ELECTION OF NEW BOARD MEMBER

SUFFERN, NY - NOVEMBER 30, 2005 - The Dress Barn, Inc. (NASDAQ - DBRN), a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands, today announced the election of Randy Pearce as a new member of its Board of Directors.

Mr. Pearce was named Chief Financial Officer and Senior Vice President-Finance of Minneapolis based, Regis Corporation in January 1998, and was promoted to Executive Vice President and Chief Administrative Officer in 1999. As CFO, he oversees Regis Corporation’s financial accounting and reporting functions, treasury management and investor relations, in addition to information technology, loss prevention, insurance, risk management and their distribution centers.

He joined Regis in 1985 after working for the international public accounting firm of Coopers & Lyband, L.L.P in Minneapolis. He was named Vice President of Finance at Regis in 1995. Previously Mr. Pearce held various positions at Regis including Controller for their former department store salon division, and Vice President of Financial Reporting. In his 20 years at Regis, the company has experienced a dramatic twenty-fold increase in size. Today, Regis Corporation has over 11,000 hair salons, cosmetology schools and hair restoration centers worldwide generating system-wide sales of $3.2 billion. Mr. Pearce has been instrumental in developing an investment-grade financial infrastructure to support Regis’ growth, as well as the necessary back office systems and controls.

Mr. Pearce, a CPA, graduated from the University of Northern Iowa in 1981 with a B.A. in accounting, and is a graduate of the Harvard Business School Focus Financial Management Series, and the University of Minnesota’s Carlson School Executive Management Program. He currently serves on the board of directors of the Minneapolis Chapter of the Boy Scouts of America, and is an active member of the American Institute of Certified Public Accountants as well as the National Investor Relations Institute.

Elliot S. Jaffe, Chairman of the Board commented, “We are pleased to welcome Randy Pearce to our Board of Directors. Randy is a seasoned executive with an extensive financial background. We look forward to his advice and counsel as a member of our Board of Directors.”

ABOUT THE DRESS BARN, INC.

The Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands. As of November 26, 2005, the Company operated 797 dressbarn stores in 45 states and 511 maurices stores in 39 states. For more information, please visit www.dressbarn.com and www.maurices.com.

CONTACT:	The Dress Barn, Inc.
Investor Relations
(845) 369-4600